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                                                                EXHIBIT 8(j)(ii)

                                SERVICE AGREEMENT

This Service Agreement ("Agreement"), dated as of the 2nd day of October, 2000, is made by and among The Variable Annuity Life Insurance Company ("Insurer") and Evergreen Investment Services, Inc. ("EIS");

WHEREAS, EIS serves as administrator for each of the Funds set forth on Exhibit A, (each a "Fund") which may be amended from time to time;

WHEREAS, Insurer provides administrative services to the owners of certain variable annuity contracts and/or variable life insurance policies ("Contracts") issued by Insurer through certain separate accounts ("Accounts");

WHEREAS, the Funds will be included as underlying mutual fund options for the Contracts issued by Insurer through the Accounts pursuant to a Fund Participation Agreement previously entered into by the Funds and Insurer;

WHEREAS, EIS recognizes substantial savings of administrative expenses as a result of Insurer performing certain administrative services ("Services") on behalf of the Funds; and

NOW THEREFORE, the parties agree as follows:

1.       Services

         Insurer agrees to provide Services for the Contract owners/participants of the Accounts who choose the Funds as underlying investment options in the Contracts. Such Services will include those described on Exhibit B.

2.       Consideration and Payment

         In consideration for the Services to be provided by Insurer to the Contract owner/pursuant to this Agreement, EIS will calculate and pay, or cause one of its affiliates to pay, and Insurer will be entitled to receive a fee ("Service Fee") at an annualized rate equal to ____ of the average daily net assets of each Fund held by the Accounts during the period in which they were earned.

         The Service Fees will be paid to Insurer as soon as practicable, but no later than 30 days after the end of the period in which they were earned. The service Fees will be paid on a quarterly basis.

         No later than 10 days after the end of the period in which Service Fees are earned, Insurer will send a statement to the Adviser indicating the number of Contract owners/participants of the Accounts, and the average account size of these accounts. The average account size shall be calculated by dividing the average daily net assets, calculated as provided herein, by the number of Contract owners/participants in the Accounts.

         The parties agree that a Service Fee will be paid to Insurer according to this Agreement with respect to each Fund as long as shares of such Fund are held by the Accounts. This provision will survive termination of this Agreement and the termination of the related Fund Participation Agreement(s) with Insurer.

         Insurer and EIS agree that the Service Fee described in this Agreement is for administrative services only and does not constitute payment in any manner for investment advisory services of the cost of distribution of the Funds or the Contracts.



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3.       Term

         This Agreement shall remain in full force and effect for a period of one year from the date hereof and shall be automatically renewed thereafter for successive one-year periods, unless otherwise terminated in accordance with Section 4 hereof.

4.       Termination

         (a) This Agreement may be terminated upon mutual agreement of the parties hereto in writing.

         (b) Either party to this Agreement may, by notice to the other party delivered more than thirty (30) days prior to the expiration of any one-year term of this Agreement, elect to terminate this Agreement as of the end of such term.

         (c) This Agreement shall be automatically terminated upon (i) the termination of the Participation Agreement between the Insurer and the Trust or its successor, (ii) the dissolution or bankruptcy of any party hereto, or in the event that any party hereto is placed in receivership or rehabilitation, or in the event that the management of its affairs is assumed by any governmental, regulatory or judicial authority, (iii) if required by any applicable law or regulation, (iv) if there is any material breach of this Agreement; (v) in the event of an assignment as defined by Section 2(a)(4) of the Investment Company Act of 1940.

5.       Notices

         Any notice required by this Agreement shall be given in writing to:

         If to Insurer:

                  The Variable Annuity Life Insurance Company
                  2929 Allen Parkway
                  Houston, TX 77019
                  Attention: Legal Department

         If to EIS:

                  Evergreen Funds
                  200 Berkeley Street
                  Boston, MA 02116-9000
                  Attention: General Counsel

6.       Amendment

         This Agreement may only be amended by written agreement signed by both parties.

7.       Non-Exclusivity

         Each of the parties to this Agreement acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements or arrangements with other entities.



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8.       Successors and Assigns

         This Agreement shall be binding upon the parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

9.       Assignment

         Neither this Agreement nor any of the rights, obligations or liabilities of either party hereto shall be assigned without the written consent of the other party.

10.      Intended Beneficiaries

         Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

11.      Counterparts

         This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

12.      Severability

         If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency or competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

13.      Applicable Law

         This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of Massachusetts. This Agreement shall be subject to the provisions of the federal securities statutes, rules and regulations, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

IN WITNESS WHEREOF, this Agreement is executed as of the dates first written above.


                                     THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

                                     By:
                                        -----------------------------------
                                     Name:
                                     Title:


                                     EVERGREEN INVESTMENT SERVICES, INC.

                                     By:
                                        -----------------------------------
                                     Name:
                                     Title:



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                                    EXHIBIT A
                              TO SERVICE AGREEMENT

Accounts of Insurer                   Corresponding Contracts             Corresponding Funds
-------------------                   -----------------------             -------------------
o    The Variable Annuity Life        o        UITG-194                   EVERGREEN EQUITY TRUST:
     Insurance Company Separate       o        UIT-194                    o        Evergreen Growth and Income Fund
     Account A (established 4/18/79)  o        UIT-IRA-194                o        Evergreen Value Fund
                                      o        IRA-SEP-194                o        Evergreen Small Cap Value Fund*
                                      o        UIT-SIMPLE-897             EVERGREEN SELECT EQUITY TRUST:
                                                                          o        Evergreen Special Equity Fund

* formerly Evergreen Small Cap Equity Income Fund



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                                    EXHIBIT B
                              TO SERVICE AGREEMENT

                          Services Provided by Insurer

Pursuant to the Agreement, Insurer shall perform all administrative and shareholder services with respect to the Contracts, including but not limited to, the following:

1. Maintaining separate records for each Contract owner/participant, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such Contract owner/participants. Insurer will maintain a single master account with each Fund on behalf of Contract owner/participants and such account shall be in the name of Insurer (or its nominee) as record owner of shares owned by Contract owners/participants.

2. Disbursing or crediting to Contract owners/participants all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3. Preparing and transmitting to Contract owners/participants, as required by law, periodic statements showing the total number of shares owned by Contract owners/participants as of the statement closing date, purchases and redemptions of Fund shares by the Contract owners/participants during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by Contract owners/participants, and/or any periodic information reporting as mutually agreed between Insurer and EIS.

4. Supporting and responding to service inquiries from Contract owners/participants.

5. Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for Contract owners/participants.

6. Generating written confirmations and quarterly statements to Contract owners/participants and aiding in the preparation of reports to certain third party reporting services.

7. Distributing to Contract owners/participants, to the extent required by applicable law, Funds' prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

8. Transmitting purchase and redemption orders to the Funds on behalf of the Contract owners/participants.

9. Performing miscellaneous account services to assist transfer agent in recording transfers of shares (via net purchase orders).

10. Maintaining an interview of share purchases to assist transfer agent in recording issuance of shares, as well as, performing miscellaneous account services to assist transfer agent in recording transfers of shares (via net purchase orders).

11. Providing telephonic support for Contract owners/participants, with respect to inquiries about the Trust (not including information about performance or related sales).

12. Providing administrative information, including but not limited to, determination of net amount of cash flow into Trust, reconciliation and deposit receipts at Trust and confirmation thereof, determination of net amount required for redemption by Trust, and notification of Trust of cash required to meet payments.

13. Providing other administrative support as mutually agreed upon between Insurer and EIS.